Exhibit 10.1

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked “[*]” in this document; they have been filed separately with the Commission.

June 26, 2012

Globalstar Canada Satellite Co. ("Globalstar Canada")

115 Matheson Boulevard West, Suite 100

Mississauga, Ontario, L5R 3L1

Canada

Globalstar, Inc. ("Globalstar, Inc.")

300 Holiday Square Blvd.

Covington, Louisiana 70433

Attention: Mr. Jay Monroe

Ref: Contract Number GINC-C-08-0390 ("Contract") between Globalstar Canada and Hughes Network Systems, LLC ("Hughes"), as amended;

Letter Agreement, dated March 21, 2011, as amended on Oct. 14, 2011 and December 30, 2011 and March 30, 2012 (the "Letter Agreement")

Dear Jay:

This letter memorializes the recent discussions regarding certain milestone payments due and payable to Hughes under the Contract and reflects the parties' further understandings and agreements in respect of the Letter Agreement. The Specified Amount currently owing from Globalstar Canada to Hughes (excluding accrued interest) is $19,831,729, which includes the remaining $1,277,243 of the January 2011 milestone payment and the full amounts of the April and July 2011 milestone payments. The deadline stated in the Letter Agreement for repayment of the Specified Amount is the earlier of [*] and June 29, 2011 (such earlier date, the "Due Date").

The parties hereby agree to further amend the Letter Agreement as follows:

•        Globalstar Canada agrees to pay to Hughes $1,000,000 in two installments, as follows: i) $500,000 no later than July 6, 2012 ("Installment Payment #1"); and ii) $500,000 no later than August 15, 2012 ("Installment Payment #2"). Both such payments shall be credited against the January 2011 milestone payment and upon receipt of each such payment, the Specified Amount shall be reduced by the amount paid.

•        Provided that Hughes receives Installment Payment #1 no later than July 6, 2012, the Due Date for repayment of the Specified Amount shall be extended to the earlier of [*] and August 15, 2012.

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•        Provided that Hughes receives Installment Payment #1 no later than July 6, 2012 and receives Installment Payment #2 no later than August 15, 2012, the Due Date for repayment of the Specified Amount shall be further extended to the earlier of [*] and September 28, 2012.

•        Upon each extension of the Due Date as specified above, the dates specified in Paragraphs 2¬3 of the Letter Agreement shall be extended to the then-current Due Date, and the associated dates referenced in Paragraph 5 of the Letter Agreement shall be adjusted to the corresponding days in September 2012 after payment of Installment Payment #1 and October 2012 after payment of Installment Payment #2, respectively.

•        Prior to payment of the entire Specified Amount being made to Hughes, neither Globalstar, Inc. nor Globalstar Canada shall pay, or cause to be paid, directly or indirectly, any amount in respect of capital expenses related to new capital projects not currently contracted for, or capital projects previously contracted for other than i) the project for the manufacture and launch, together with related insurance, of the satellites (the "Satellites") already manufactured by Thales, or for which an order has been placed as of October 14, 2011, pursuant to the Amended and Restated Contract between Globalstar, Inc. and Thales Alenia Space France dated June 3, 2009 and ii) projects for the development and supply ground network infrastructure to be used with the Satellites under orders placed prior to October 14, 2011 or under orders valued at no more than $1.5 million.

•        Except as amended herein, all terms and conditions of the Letter Agreement and Contract shall remain in full force and effect. In the event of a discrepancy between the terms and conditions contained in this Letter Agreement, as amended, and those contained in the contract, the terms and conditions contained in this Letter Agreement, as amended, shall prevail.

In light of the extensions contemplated by this letter, the parties agree to revise the program milestones set forth in Exhibit A of the Contract and the payment milestones set forth in Exhibit C of the Contract. Notwithstanding anything to the contrary in the Contract, until such time as the Specified Amount has been paid to Hughes and the parties have agreed on revised program milestones and payment milestones, Hughes shall not be required to order any hardware and materials or deliver any test or production units under the Contract.

We would appreciate the acknowledgement of Globalstar Canada's and Globalstar, Inc's agreement to this letter by having a duly authorized representative of Globalstar Canada and Globalstar, Inc. sign in the respective signature blocks below.

Sincerely,

/s/ Sean P. Fleming

Sean P. Fleming

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AGREED AND ACCEPTED BY:

GLOBALSTAR CANADA	GLOBALSTAR INC.
SATELLITE CO.

/s/ Stephen Drew	/s/ James Monroe III
Signature	Signature

Stephen Drew	James Monroe III
Name	Name

Treasurer	CEO
Title	Title

6/26/12	6/26/12
Date	Date

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